FOR IMMEDIATE RELEASE:                                        NEWS
April 4, 1996                                     Nasdaq National Market/AVRT
                                                  http://www.avert.com

           AVERT, INC. PURSUES MARKET OPPORTUNITY IN MISSOURI,
                          TEXAS, AND NEBRASKA

           Company Hires Independent Sales Representatives To Respond
              To The Growing Demand For Its Products and Services

FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an information services company that provides employment background checks to a growing nationwide customer base, today announced that it hired independent sales representatives in Missouri, Texas, and Nebraska to capitalize on the growing market opportunity for its products and services.

"We believe that our market is growing rapidly and we want to make sure that we get an increased share of it," said Dean Suposs, president and CEO. "We transitioned our sales representatives from a salaried pay scale to commission-only in order to establish a win-win situation and give the
reps incentive to aggressively grow their territories.   Increasing the
number of independent sales representatives is an integral part of our national expansion plan."

If the independent sales representative model meets Avert's expectations, the Company plans to have 24 in place by year-end. Avert is positioning for aggressive growth on a national basis through independent sales representatives, additional resellers, aggressive lead generation, product development and possible acquisitions.

Avert hired Richard Charlton to grow its business in St. Louis, Missouri. He has more than 25 years of sales and sales management experience in the St. Louis area with companies such as Raytheon Data Systems, Codex (Motorola, Inc.) and Honeywell Information Systems.

Avert hired two independent sales representatives to expand the Houston territory. Shan Dumm has extensive sales experience in Texas, primarily selling advertising for a wide range of publications. Paul Brady has experience as a co-owner of an employee leasing company that he grew to be sold to a larger company, in addition to independent sales representa-tive experience.

Dan tank was hired to increase Avert's revenues in Nebraska. Mr. Tank has experience selling safety and health services to businesses throughout the Midwest, with many relevant contacts in the human resources departments.

Through its headquarters in Fort Collins, Avert is an information services company that provides thousands of employment background checks daily to employers nationwide. Products and services include criminal records, civil records, workers' compensation histories,records, workers' compensa-tion histories, driving records, work and personal reference checking, credit histories, education and license verification and social security number validation. Products and services are developed to help employers hire safe, honest, and competent employees.

Contact:
Avert, Inc.
Kim Moss, Investor Relations
970/484-7722